Company Contact: Telestone Technologies Corporation Ms. Jun Man, Manager of the Office of the Board of Directors Phone: +86-10-6860-8335 x1104 E-mail: manjun-z@telestone.com

For Immediate Release:

Telestone Technologies Corporation Announces Inability to File Annual Report on Form 10-K by April 16, 2013

BEIJING, April 16, 2013 /PRNewswire-Asia-FirstCall/ -- Telestone Technologies Corporation (NASDAQ: TSTC) (the “Company”), a leading supplier of local access network solutions for communications networks in China, today announced that the Company will be unable to file its annual report for the year ended December 31, 2012 on Form 10-K by the extended April 16, 2013 deadline.

On April 2, 2013, the Company filed a Form 12b-25 with the Securities and Exchange Commission disclosing that it was unable to file with the SEC its annual report on Form 10-K for the year ended December 31, 2012 by April 1, 2013 and that it expected to file its annual report as soon as practicable.

Although the Company completed the audit of the parent company’s financial records in March 2013, the Company will require additional time to obtain certain necessary financial records for the year ended December 31, 2012 from its Sichuan Ruideng subsidiary, which are needed to complete the audit of the Company’s consolidated financial results. The Company is working diligently on this matter and intends to file its annual report on Form 10-K as soon as practicable.

About Telestone Technologies Corporation

Telestone is a leader and innovator in wireless local-access network technologies and solutions. The company has a global presence, with 30 sales offices throughout China and a network of international branch offices and sales agents. For more than 10 years, Telestone has installed radio-frequency (RF)-based 1G and 2G systems throughout China for its leading telecommunications companies. After intensive research on the needs of carriers in the 3G age, Telestone developed and commercialized its proprietary third-generation local-access network technology, Wireless Fiber-optic Distribution System (WFDS), which provides a scalable, multi-access local access network solution for China’s three cellular protocols. Telestone also offers services including project design, manufacturing, installation, maintenance and after-sales support. The Company has approximately 1,400 employees.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of Telestone Technologies Corporation and its subsidiary companies. Forward looking statements can be identified by the use of forward-looking terminology such as “believes, expects” or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. Telestone Technologies is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

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